UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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E. I. du Pont de Nemours and Company
(Name of Registrant as Specified In Its Charter)

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Dear Nelson,

We are writing to follow up on our meeting with you in Chicago on February 4th. When we arranged to meet with you, we thought we would have the opportunity to discuss a path for constructive resolution that would serve the interests of all shareholders.  We are disappointed that you refused to consider any path forward that did not involve putting you personally on the Board.

As we discussed, we have identified two candidates to join DuPont’s Board to fill the vacancies that are occurring as two of our directors prepare to transition to the Chemours Board.  The Board initiated a search process several months ago and identified two exceptionally well-qualified directors who will be powerful additions to the DuPont Board and add fresh, independent, highly relevant perspectives to the Board’s efforts and activities. While you were not interested in hearing the names of the new directors at our meeting, we have since announced that those individuals are Ed Breen and Jim Gallogly.  These new directors will bring deep expertise and many years of relevant experience to an already highly distinguished DuPont Board as we continue the transformation of the Company to deliver strong, sustainable growth and shareholder value.

Following your public nomination of a slate of directors, the Board carefully reviewed the qualifications of each of your proposed candidates and conducted interviews with all of them, including you.  After careful consideration, the Board concluded that our two candidates are the best possible choices to fill the vacancies created by our departing directors.

However, the Board also concluded that based on qualifications, there was one independent nominee on your slate that we would consider as a potential additional Board member, provided you would agree to withdraw your slate and support DuPont’s nominees.

Unfortunately, you insisted — while refusing to hear the details of our proposal — that you will not consider any proposal that does not include you personally being added to the DuPont Board.

DuPont is in the midst of implementing significant change that is advancing our plan to deliver higher growth and higher value to all shareholders. Our superior shareholder return demonstrates the ongoing success of our plan. As we have discussed with you at length, the Board believes that your insistence on an agenda to break-up the Company — a plan that the Board has already carefully reviewed and rejected — would not serve the long-term interests of shareholders.

We remain open to dialogue with you, as we have throughout the course of your ownership, and hope that you will agree to a constructive conversation as we move forward.

Ellen J. Kullman	Alexander M. Cutler

ADDITIONAL INFORMATION AND WHERE TO FIND IT

DuPont intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2015 Annual Meeting.  DUPONT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

DuPont, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from DuPont stockholders in connection with the matters to be considered at DuPont’s 2015 Annual Meeting. Information about DuPont’s directors and executive officers is available in DuPont’s proxy statement, dated March 14, 2014, for its 2014 Annual Meeting. To the extent holdings of DuPont’s securities by such directors or executive officers have changed since the amounts printed in the 2014 proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with DuPont’s 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by DuPont with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at DuPont’s website at www.dupont.com or by contacting DuPont Investor Relations at (302) 774-4994.